Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Immunic, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	9,100,000	$1.04(1)	$9,464,000	0.00014760	$1,396.886
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,000,000	$1.04(1)	$1,040,000	0.00014760	$153.504

Total Offering Amounts					$10,504,000		$1,550.39
Total Fee Offsets							---
Net Fee Due							$1,550.39

(1)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the Registrant’s common stock are based upon the average of the high and low prices of the Common Stock on June 26, 2024, as reported on the Nasdaq Stock Market, which date is within five business days prior to the filing of this Registration Statement.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Immunic, Inc. 2019 Omnibus Equity Incentive Plan, as amended, and the Immunic, Inc. Amended and Restated 2021 Employee Stock Purchase Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(3)	The Registrant does not have any fee offsets.